SECTION 7.01 - REGULATION FD

On February 24, 2014, Registrant issued a press release, which announced the execution of a non-binding letter of intent with The Armada Enterprises, Inc. in connection with a potential business combination. The press release reads as follows:

FOR IMMEDIATE RELEASE - BWVI Signs Non-Binding Letter of Intent to Explore a Business Combination

Blue Water Ventures International, Inc., (“BWVI” or the “Company”), a publicly traded company (Symbol: BWVI.PK) engaged in the sunken shipwreck search and recovery of both Historic Shipwrecks and World War I & II Era Shipwrecks, has signed a Non-Binding Letter of Intent (“LOI”) evidencing its interest in exploring the possibility of a form of “Business Combination” with The Armada Enterprises, Inc. (“Armada”), an entity with maritime interests that appear to be compatible with BWVI’s goals and objectives. BWVI believes a commonality of interests exists with Armada that could lead to operational synergies and economies of scale that could improve the company’s operating results. At the present time, both the Company and Armada are involved in conducting due diligence with regard to the other’s business and operations and are exploring how best to structure the consolidation of their businesses. Any ensuing transaction between BWVI and Armada would be subject to the execution of a definitive agreement containing terms and conditions acceptable to BWVI and the completion of due diligence.

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Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on various assumptions and involve substantial risks and uncertainties, including, without limitation, those relating to successfully conclude the foregoing negotiations, the funding of resulting operations and our ability to do so profitably, as well as many other factors which may or may not be beyond our control. No guarantee can be given that the proposed actions, negotiations and capabilities herein can be concluded successfully.

Blue Water Ventures International, Inc.
W. Keith Webb (904) 215-7601
kw@bwvint.com
Investor Relations
Source: BLUE WATER VENTURES INTERNATIONAL, INC.
Released: February 24, 2014

There can be no assurance given that Registrant will execute a definitive agreement with The Armada Enterprises, Inc. or whether any such transaction contemplated therein will close.

This information is furnished pursuant to Item 7.01 of Form 8-K. The information in this Report shall not be treated as filed, for purposes of the Securities Exchange Act of 1934, as amended.

The furnishing of this information in this Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material information that is not otherwise publicly available.